UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2014

JD INTERNATIONAL LIMITED

(Exact name of registrant as specified in its charter)

NEVADA	33-56574	25-1605846
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

G/F First Asia Tower, 8 Fui Yiu Kok

Street, Tsuen Wan, NT, Hong Kong

(Address of Principal Executive Offices)

+852 36978989

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On January 4, 2014, we completed a private placement pursuant to which we issued an aggregate of 268,000 shares of Series A Preferred Stock to certain foreign investors for an aggregate purchase price of $200,000.

The above descriptions are qualified in their entirety by reference to the form of subscription agreement attached here to as Exhibit 4.1 this Current Report on Form 8-K.

These securities were not registered under the Securities Act. These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance of securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) of the Securities Act since the Conventions Shareholders agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Form of JD International Limited Series A Preferred Stock Subscription Agreement (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JD International Limited

Date: January 9, 2014	By:	/s/ Cheung Wai Yin
	Name:	Cheung Wai Yin
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of JD International Limited Series A Preferred Stock Subscription Agreement (filed herewith).